Exhibit 23.2

Consent of Independent Petroleum Engineers and Geologists

We hereby consent to the inclusion in the current report on Form 8-K/A of Vital Energy, Inc. and incorporation by reference in Vital Energy, Inc.’s Registration Statements on Form S-3 (File Nos. 333-257799, 333-260479, 333-263752, 333-271095, 333-275259, 333-275347, and 333-275348) and Form S-8 (File Nos. 333-178828, 333-211610, 333-231593 and 333-256431) of all references to our firm and information from each of our reserves report as of December 31, 2022, dated December 1, 2023, relating to the oil and gas reserves of (i) Granite Ridge Resources, Inc., (ii) Grey Rock Energy Fund IV-A, LP, and (iii) Grey Rock Energy Fund IV-B Holdings, LP, respectively.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Eric. J. Stevens
Eric J. Stevens, P.E.
President and Chief Operating Officer

Dallas, Texas

December 22, 2023